Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARY	ORGANIZED UNDER LAWS OF
Abiomed R&D, Inc.	Delaware
ABD Holding Company, Inc.	Delaware
Abiomed Europe, GMBH	Germany
Abiomed SARL	France